Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 21, 2008	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer The Buckle, Inc. 308/236-8491

THE BUCKLE, INC. ANNOUNCES
NEW STOCK REPURCHASE AUTHORIZATION

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that on November 20, 2008, its Board of Directors granted authorization for a new corporate stock repurchase program.

The plan authorizes the Company to make repurchases from time to time on the open market or through privately negotiated transactions, at the discretion of the Executive Committee of the Board, in an amount up to 1,000,000 shares of common stock. The timing of the purchases and the amount of stock repurchased will be dictated by financial and market conditions.

The shares authorized for repurchase under the new repurchase program are in addition to the shares remaining under the existing repurchase program authorized by the Company’s Board of Directors on November 27, 2007. As of November 20, 2008, 74,400 of the 750,000 authorized shares are remaining under the existing repurchase program.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 388 retail stores in 39 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc., can be found on the Internet at www.buckle.com
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